                                                                      EXHIBIT 12

                     ARAMARK CORPORATION AND SUBSIDIARIES

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (A)

                                (In thousands)

                                                                             Fiscal Year Ended
                                            ----------------------------------------------------------------------------------------
                                               October 3,         October 2,          October 1,      September 29,   September 28,
                                                  1997               1998                1999             2000            2001
                                           -----------------    ---------------  ----------------  ----------------- ---------------
    Income before income taxes
      and minority interest                       $215,847          $215,772          $239,413           $271,780         $286,215
          Fixed charges, excluding
             capitalized interest                  163,404           169,997           188,184            204,676          215,092
          Other, net                                   (67)           (2,063)           (3,845)            (3,109)          (4,156)
                                                  --------          --------          --------           --------         --------

          Earnings, as adjusted                   $379,184          $383,706          $423,752           $473,347         $497,151
                                                  ========          ========          ========           ========         ========


    Interest expense                              $119,284          $122,681          $139,829           $149,430         $157,412
          Capitalized interest                         223                 3               412                624              818
          Portion of operating lease
            rentals representative
            of interest factor                      44,120            47,316            48,355             55,246           57,680
                                                ----------          --------        ----------          ---------        ---------

          Fixed charges                           $163,627          $170,000          $188,596           $205,300         $215,910
                                                  ========          ========          ========           ========         ========

    Ratio of earnings to
      fixed charges                                    2.3x              2.3x              2.2x               2.3x             2.3x
                                                  ========         =========         =========          =========        =========




    (A) For the purpose of determining the ratio of earnings to fixed charges, earnings include pre-tax income plus fixed charges (excluding capitalized interest). Fixed charges consist of interest on all indebtedness (including capitalized interest) plus that portion of operating lease rentals representative of the interest factor (deemed to be one-third of operating lease rentals).